EXHIBIT 10.6
AMENDMENT NO. 1 TO
KEYSTONE NAZARETH BANK & TRUST COMPANY
TRUSTEE AND EXECUTIVE DEFERRED COMPENSATION PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Keystone Nazareth Bank & Trust Company Trustee and Executive Deferred Compensation Plan (the “Plan”) is made and entered into effective as of November 15, 2007 by Keystone Nazareth Bank & Trust Company (the “Bank”).

RECITALS:

WHEREAS, Keystone Savings Bank converted from mutual to stock form and merged with First Colonial Group in October 2003;

WHEREAS, Keystone Nazareth Bank & Trust Company, as successor to Keystone Savings Bank, desires to amend the Plan to ensure that the Plan complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Plan was previously frozen so that no new deferral elections could be made with respect to compensation to be earned on or after January 1, 2006; and

WHEREAS, pursuant to Section 11.1 of the Plan, the Board may amend the Plan from time to time;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Board hereby amends the Plan as follows:

Section 1. References to Keystone Savings Bank.  All references to Keystone Savings Bank in the Plan are hereby changed to Keystone Nazareth Bank & Trust Company.

Section 2. References to Trustee.  All references to Trustee in the Plan are hereby changed to Director.

Section 3. Amendment to Article 2.0 of the Plan.  Article 2.0 of the Plan is hereby amended to add a new Section 2.2 at the end thereof to read in its entirety as follows:

2.2
Freezing of the Plan.  Notwithstanding any provision in this Plan to the contrary, no new Participants shall be entitled to participate in the Plan after December 31, 2005, and no compensation to be earned on or after January 1, 2006 may be deferred under this Plan.”

Section 4. Amendment to Sections 6.1, 6.2, 6.3, 6.4 and 6.5 of the Plan.  Sections 6.1 through 6.5 of the Plan are hereby amended to read in their entirety as follows:

"	6.1
Generally.  An election to defer compensation must be received by the Committee prior to the date specified in this Section 6.0 of the Plan (“Deferral Election”).  Any elections to defer compensation must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exception provided in Section 6.2 of the Plan (the “Elected Contribution Amount”).  Under no circumstances may (i) a Participant defer compensation to which the Participant has already attained, at the time of the deferral, a legally enforceable right to receive such compensation, or (ii) defer any compensation earned on or after January 1, 2006.

6.2
New Participant. Notwithstanding anything in the Plan to the contrary, in the case of the first year in which a Participant becomes eligible to participate in the Plan, elections to defer compensation may be made for services to be performed subsequent to the election within thirty (30) days of the date the Participant first becomes eligible to participate in this Plan, with such elections in each case to be effective as of the immediately following payroll period of the Bank.

6.3
A Participant may not elect to change his or her Election Contribution Amount that is in effect for a Plan Year.  The Committee, at its discretion, may permit a Participant to change his or her Deferral Election for a subsequent Plan Year, provided that the subsequent Deferral Election is made on or prior to the December 31st preceding the calendar year in which such income shall be earned.

6.4
Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 6.5 below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be a lump sum cash payment as of the first day of the month following (a) the date of the Participant’s Separation from Service (as defined in Section 6.7 herein) with respect to any Participant who is not a “Specified Employee” (as defined in Treasury Regulation §1.409A-1(i)) as of the date of the Participant’s Separation from Service, (b) the lapse of six months after the Participant’s Separation from Service with respect to any Participant who is a Specified Employee as of the date of the Participant’s Separation from Service, or (c) the Participant’s death.

6.5
Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Participant wishes to change his payment election as to either the time or form of payment or both, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (1) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (2) must be made before the Participant has a Separation from Service or dies, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Bank, (4) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (5) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

6.6	Subsequent Payment Elections. A Participant may not change his payment election on or after January 1, 2009.

6.7
Separation from Service.  A “Separation from Service” shall mean a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.”

Section 5. Amendments to Sections 8.1, 8.2 and 8.3 of the Plan.  Sections 8.1 through 8.3 of the Plan are hereby amended to read in their entirety as follows:

8.1
Payment Events.  Each Participant shall be entitled to payment of deferred compensation equal to the amount of the balance of such Participant’s Deferred Comp Plan Account as of the earliest to occur of the following events selected by a Participant on his Deferral Election form (hereinafter “Payment Event”):

(a)  Separation from Service (as defined in Section 6.7 above),

(b)  Death, or

(c)  A fixed payment date as specified on a Deferral Election form.

8.2
Form of Payment.  Upon initially electing to participate in the Plan, a Participant shall also select, on the Deferral Election form, the form in which deferred compensation is to be paid to him/her following a Payment Event.  A Participant may elect to receive payment in the following forms of payment: (i) a lump sum payment or (ii) equal periodic payments  (no more frequently than monthly) over a period from two (2) to up to one hundred twenty (120) months.  The election may not be altered by the Participant after he/she commences participation in the Plan, except as set forth in Section 6.5 above.  If a Participant fails to elect a form of payment, the Participant’s Deferred Comp Plan Account shall be paid to him/her in a lump sum cash payment.

8.3
Timing of Payment Event.  Following the occurrence of a Payment Event, the Bank shall commence payment to the Participant or the Participant’s designated Beneficiary or legal representative, as the case may be, of the Participant’s Deferred Comp Plan Account, except as set forth below.  The Deferred Comp Plan Account balance shall be paid in accordance with Sections 6.4, 6.5 and 8.2 above.  Notwithstanding anything in the Plan to the contrary, if a payment is to be made on account of a Separation from Service to a Participant who was a Specified Employee (as defined in Treasury Regulation §1.409A-1(i)) as of the date of the Separation from Service, then any payment will be made or will commence on the first day of the month following the lapse of six (6) months after the date of the Separation from Service.  If payments are to be made in periodic installments and are delayed as set forth in the preceding sentence, then (a) the number of periodic installments shall remain the same, and (b) the installments shall be paid each period, commencing as of the date set forth in the preceding sentence.  The dollar amount of each periodic installment paid to a Participant or his or her Beneficiaries shall be determined by multiplying the value of the Participant’s vested Deferred Comp Plan Account as of the close of business on the day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of periodic installments remaining to be paid to the Participant or his or her Beneficiaries, including the periodic installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s vested Deferred Comp Plan Account, the second annual installment shall be 1/9th of the then remaining vested Deferred Comp Plan Account, and so on.”

Section 6. Amendment to Article 11.0 of the Plan.  Article 11.0 of the Plan is hereby amended to add a new Section 11.2 at the end thereof to read in its entirety as follows:

"	11.2
Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 11.2.  The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Participants and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, and (4) the Bank does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.”

Section 7. No Further Modification.  Except as expressly amended hereby, the Plan remains unmodified and in full force and effect.

Section 8. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

Section 9. Effectiveness.  The Amendment shall be deemed to be retroactively effective as of January 1, 2005.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date and year first written above.

KEYSTONE NAZARETH BANK & TRUST COMPANY

BY:
Name:
Title: